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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT: Investor Relations
         ImmuLogic Pharmaceutical Corporation
         781-466-6000

         IMMULOGIC ANNOUNCES STOCKHOLDER APPROVAL OF PLAN OF LIQUIDATION

     WALTHAM, Mass., August 25, 1999 C ImmuLogic Pharmaceutical Corporation (Nasdaq: IMUL) announced today that its stockholders have voted to liquidate and dissolve the Company.

     In connection with the approval of the plan of liquidation and dissolution by its stockholders, the Company's Board of Directors voted today to make an initial liquidating distribution of $1.94 per share to all stockholders of record on August 25, 1999. The Company expects that this distribution will occur on or about September 9, 1999.

     The meeting of stockholders, originally scheduled to be held on August 18, 1999, was adjourned until August 25 because ImmuLogic received a communication from a third party indicating an interest in proposing an alternative to liquidation. The Board of Directors, after carefully reviewing the third party's proposal, decided to proceed with the consideration of the plan of liquidation because, in the Board's judgment, the third party's proposal lacked specificity, contained contingencies and in its current state was not superior to the plan of liquidation approved by the stockholders.

     ImmuLogic is a Delaware corporation and Delaware law requires that the Company remain in existence as a non-operating entity for at least three years from the date the Company files a certificate of dissolution in Delaware and maintain a certain level of assets to cover costs during the dissolution period. During the dissolution period, the Company will attempt to convert its remaining assets to cash as expeditiously as possible. The Company intends, as soon as reasonable and practical, to sell its shares of the stock of Cantab Pharmaceutical plc, subject to the contractual limitations in place with respect to the disposition by the Company of such shares and to market factors generally.

     The Company also will attempt to monetize the potential royalty streams from its agreements with Cantab, Sankyo, and Heska. Since these are potential revenues several years in the future, the Company does not anticipate that these will result in significant additional distributions for stockholders.

     The Company is currently unable to estimate with certainty the amount of proceeds that it will realize upon the sale of the Cantab shares or any other assets of the Company, or the amount of retained cash that will have to be used to satisfy

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liabilities. Therefore, the Company is unable at this time to determine the amount of any future distributions to be made to the Company's stockholders.

     The stockholders also voted to elect J. Richard Crowley, Carl S. Goldfischer and Daniel L. Korpolinski as the Directors of the Company.

     ImmuLogic Pharmaceutical Corporation is a biopharmaceutical company located in Waltham, Massachusetts. The Company's press releases are available through Company News on Call by fax at 800-758-5804, ext. 114501, and on the Internet at http://www.prnewswire.com

     This press release contains forward-looking statements that involve a number of risks and uncertainties, including risks and uncertainties that relate to the liquidation of the Company's assets and satisfaction of its liabilities, and the other risk factors detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.